3-3-3 Steadfast Income REIT Acquires Three Kansas City Apartments

Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

Steadfast Income REIT Acquires
Montelena Apartments in Austin Suburb
Purchase Marks REIT's First Texas Acquisition

IRVINE, Calif., July 19, 2012 - Steadfast Income REIT, Inc. announced today the $18.35 million acquisition of Montelena Apartments, a 232-unit garden-style apartment community in the Austin suburb of Round Rock. The REIT now has 15 apartment communities with over 3,300 units in seven Midwestern states.
"We are very pleased that our first Texas property is in Round Rock,” said Rodney F. Emery, CEO and president of Steadfast. “The city's unemployment rate is well below the national average, and the majority of residents hold white collar jobs that push the median household income to nearly $81,000, which is 48% higher than the national median.”
Montelena was built in 1998 and consists of 10 three‐story residential buildings set amongst a 19-acre site that affords residents ample open space and large floorplans. Montelena offers a mix of one-, two- and three-bedroom apartments, and is the only property in the market to provide four-bedroom units. The garden-style property is 96% occupied, and has average in-place rents of $851.
Residents enjoy amenities that include a swimming pool with a heated spa, a fitness center, a movie theater, a playground and sand volleyball and basketball courts. In-unit amenities include vaulted ceilings, well-equipped kitchens, washer/dryer connections, central air conditioning, walk-in closets and private balconies or patios.

2-2-2 Steadfast Income REIT Acquires Montelena Apartments

Round Rock is approximately 20 miles north of the capital city of Austin, and was named by Family Circle among the “Top 10 Towns for Families” in 2010. The city's focus on attracting major employers with high‐skilled workers motivated Dell to relocate its corporate headquarters to Round Rock, and their campus is approximately a mile away from Montelena and employs approximately 13,000 people.
About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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